UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 19, 2006

VITRO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-17378	84-1012042
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification Number)

12635 E. Montview Blvd.
Aurora, CO 80045
(Address of principal executive offices) (Zip Code)

Registrant's telephone number including area code:   (720) 859-4120

____________________________________________________________
(Former name or former address, if changed since last report)

     Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On May 19, 2006, Dr. James T. Posillico resigned as the President, Chief Executive Officer and Director of Vitro Diagnostics, Inc. ("Company"). His resignation was effective May 19, 2006.

     The Board of Directors has appointed James R. Musick as President and Chief Executive Officer. Dr. Musick also serves as Chairman of the Board of Directors, Chief Financial Officer, Chief Operating Officer and Secretary of the Company in addition to his position as sole Director of the Company. For additional information about Dr. Musick and his employment agreement with the Company, please refer to Part III of the Company’s annual report on Form 10-KSB for the year ended October 31, 2005.

     Dr. Posillico resigned to pursue other business interests and did not have differences with the Company regarding any management issues.

Cautionary Statement for Purposes of the “Safe Harbor “Provisions of the Private Securities Litigation Reform Act of 1995.

     The matters discussed in this report on Form 8-K, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the willingness and ability of third parties to honor their contractual obligations, the availability of equipment and qualified personnel, the decisions of third parties over which the Company has no control, commodity prices, environmental and government regulations, availability of financing, judicial proceedings, force majeure events, and other risk factors as described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   May 24, 2006

VITRO DIAGNOSTICS, INC.

By: /s/ James R. Musick Chief Executive Officer, President and Chairman of the Board of Directors